As filed with the Securities and Exchange Commission on April 17, 2003.

                                                     Registration No. 333-100299
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            _________________________

                               AMENDMENT NO. 4 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            _________________________

                                TEREX CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                                            34-1531521
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                           Identification No.)
                               500 Post Road East
                           Westport, Connecticut 06880
                                 (203) 222-7170
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            _________________________

                               Eric I Cohen, Esq.
                                Terex Corporation
                               500 Post Road East
                           Westport, Connecticut 06880
                                 (203) 222-7170
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            _________________________


                                   Copies To:

                                 Bryan Cave LLP
                           1290 Avenue of the Americas
                            New York, New York 10104
                        Attention: Stuart A. Gordon, Esq.
                                 (212) 541-2000

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                              SUBJECT TO COMPLETION


                  PRELIMINARY PROSPECTUS DATED APRIL 17, 2003


                                2,592,049 Shares


                                TEREX CORPORATION


                                  Common Stock


                              ____________________


     The stockholders of Terex Corporation listed in this prospectus under the section entitled "Selling Stockholders" are offering and selling up to 2,592,049 shares of our common stock under this prospectus. The shares of common stock being offered under this prospectus were issued by us to the stockholders of Genie Holdings, Inc., an aerial equipment manufacturing company, in connection with our acquisition of Genie on September 18, 2002. Information concerning the selling stockholders and the times and manner in which they may offer and sell the shares of our common stock under this prospectus is described under "Selling Stockholders" and "Plan of Distribution" in this prospectus. We cannot assure you that all or any portion of the shares of common stock offered under this prospectus will be resold.

     We will not receive any of the proceeds from the sale of shares being offered by the selling stockholders.


     Our common stock is traded on the New York Stock Exchange under the symbol "TEX." On April 15, 2003, the closing sale price of our common stock as reported on the New York Stock Exchange was $14.16 per share.

     Our principal executive offices are located at 500 Post Road East, Westport, Connecticut 06880, and our telephone number is (203) 222-7170.

     No underwriting is being used in connection with this offering of common stock. The shares of common stock are being offered without underwriting discounts. The expenses of this registration will be paid by us. Normal brokerage commissions, discounts and fees will be payable by the selling stockholders.

     Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 3 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is      , 2003.

                                TABLE OF CONTENTS

                                                                            Page
TEREX CORPORATION.............................................................1

RISK FACTORS..................................................................3

USE OF PROCEEDS...............................................................6

SELLING STOCKHOLDERS..........................................................6

DESCRIPTION OF COMMON STOCK...................................................7

PLAN OF DISTRIBUTION..........................................................8

LEGAL MATTERS.................................................................9

EXPERTS.......................................................................9

ABOUT THIS PROSPECTUS.........................................................9

FORWARD-LOOKING STATEMENTS...................................................10

WHERE YOU CAN FIND MORE INFORMATION..........................................11

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................11

                                TEREX CORPORATION


     We are a diversified global manufacturer of a broad range of equipment for the construction, infrastructure and surface mining industries. We are building a growing franchise under the Terex brand name. We remain focused on our mission of delivering products that are reliable and cost effective and producing equipment that improves our customers' return on invested capital. Our products are manufactured at plants in the United States, Canada, Europe, Australia, Asia and South America, and are sold primarily through a worldwide distribution network serving the global construction, infrastructure and surface mining markets.

     Over the past several years, we have implemented a series of interrelated operational and strategic initiatives designed to create a competitive advantage in the marketplace. These initiatives include:

(i) providing customers with lower cost products to increase their return on invested capital;

(ii) implementing a variable cost structure with over 80% of cost of sales from purchased components;

(iii) reducing selling expense and eliminating non-value-added functions throughout the organization; and

(iv) increasing product and geographic diversity through internal development and acquisitions.

     From July 1, 2001 through June 30, 2002, we operated in three business segments: Terex Americas, Terex Europe and Terex Mining. We now operate in five business segments: Terex Construction, Terex Cranes, Terex Roadbuilding, Utility Products and Other, Terex Aerial Work Platforms and Terex Mining.

     Our principal executive offices are located at 500 Post Road East, Westport, Connecticut 06880, and our telephone number is (203) 222-7170.

Terex Construction

     The Terex Construction segment designs, manufactures and markets three primary categories of equipment and their related components and replacement parts: heavy construction equipment (including off-highway trucks and scrapers), compact equipment (including loader backhoes, compaction equipment, mini and midi excavators, loading machines, site dumpers, telehandlers and wheel loaders); and mobile crushing and screening equipment (including jaw crushers, cone crushers, washing screens and trommels). Terex Construction products are currently marketed principally under the following brand names: Atlas Terex, Finlay, Fuchs Terex, Pegson, Powerscreen, Terex Benford, Terex Fermec, Terex Handlers, Terex Schaeff, Terex and TerexLift. These products are primarily used by construction, logging, mining, industrial and government customers in construction and infrastructure projects and supplying coal, minerals, sand and gravel.

Terex Cranes

     The Terex Cranes segment designs, manufactures and markets mobile telescopic cranes, tower cranes, lattice boom crawler cranes, truck mounted cranes (boom trucks) and telescopic container stackers, as well as their related replacements parts and components. Currently, Terex Cranes products are marketed principally under the following brand names: American, Atlas, Atlas Terex, Bendini, Comedil, Demag, Franna, Lorain, P&H, Peiner, PPM, RO-Stinger and Terex. These products are used primarily for construction, repair and maintenance of infrastructure, building and manufacturing facilities.

Terex Roadbuilding, Utility Products and Other

     The Terex Roadbuilding, Utility Products and Other segment designs, manufactures and markets crushing and screening equipment (including crushers, impactors, screens and feeders), asphalt and concrete equipment (including pavers, plants, mixers, reclaimers, stabilizers and profilers), utility equipment (including digger derricks, aerial devices and cable placers), light construction equipment

(including light towers, trowels, power buggies, generators and arrow boards) and construction trailers, as well as related components and replacement parts. These products are currently marketed principally under the following brand names: Amida, Bartell, Bid-Well, Canica, Cedarapids, Cedarapids/Standard Havens, CMI Johnson Ross, CMI Terex, CMI-Cifali, Coleman Engineering, Grayhound, Hi-Ranger, Jaques, Load King, Morrison, Re-Tech, Royer, Simplicity, Terex, Terex Advance Mixer, Terex Power, Terex Recycling and Terex Telelect. These products are used primarily by government, utility and construction customers to build roads, maintain utility lines and trim trees.

Terex Aerial Work Platforms

     The Terex Aerial Work Platforms segment was formed upon completion of our acquisition of Genie Holdings, Inc. and its affiliates on September 18, 2002. The Terex Aerial Work Platforms segment designs, manufactures and markets aerial work platforms equipment. Products include material lifts, portable aerial work platforms, trailer mounted booms, articulated booms, stick booms, scissor lifts, related components and replacement parts, and other products. Terex Aerial Work Platforms products currently are marketed principally under the Genie brand name. These products are used primarily by customers in the construction and building maintenance industries to safely lift people and/or equipment as required to build and/or maintain large physical assets and structures.

Terex Mining

     The Terex Mining segment designs, manufactures and markets large hydraulic excavators and high capacity surface mining trucks, related components and replacement parts, and other products. Currently, Terex Mining products are marketed principally under the following brand names: O&K, Payhauler, Terex and Unit Rig. These products are used primarily by construction, mining, quarrying and government customers in construction, excavation and supplying coal and minerals.

                                  RISK FACTORS

     Investing in shares of our common stock can be risky. Before you invest in shares of our common stock, you should carefully consider the following factors and other information contained or incorporated in this prospectus.

                         Risks Related to this Offering

Our significant debt levels may limit our future ability to obtain additional financing and to pursue business opportunities.

     As of December 31, 2002, we had long term debt of approximately $1,561 million, which represented approximately 67% of our total capitalization.

     There are several important consequences of having debt, including the following:

     o a portion of our cash from operating activities will be used to pay principal and interest on our debt;

     o competitive pressures and adverse economic conditions are more likely to have a negative effect on our business; and

     o our ability to make acquisitions and to take advantage of significant business opportunities may be negatively affected.

     Our ability to pay the required interest and principal payments on our debt depends on the future performance of our business. The performance of our business is subject to general economic conditions and other financial and business factors. Many of these factors are beyond our control. If we do not have enough cash flow in the future to pay the required interest or principal payments on our debt, we may be required to refinance all or a part of our debt or borrow additional amounts. We do not know if refinancing our debt will be possible at that time or if we will be able to find someone who will lend us more money.

     In addition, because approximately 60% of our debt bears interest at floating rates, an increase in interest rates could adversely affect our ability to make the required interest and principal payments on our debt.

Our inability to comply with the restrictive debt covenants contained in our existing debt agreements could lead to an acceleration of our debt under our debt agreements and possibly bankruptcy.

     Our existing debt agreements contain a number of significant covenants. These covenants limit our ability to, among other things, borrow additional money, make capital expenditures, pay dividends, dispose of assets and acquire new businesses. These covenants also require us to meet certain financial tests. Specifically, some of our financial tests include a pro forma consolidated leverage ratio test, a consolidated interest ratio test, a consolidated fixed charge ratio test, a pro forma consolidated senior secured debt leverage ratio test and a capital expenditures test, as such tests are defined in our existing debt agreements. While we are currently in compliance with all of the foregoing tests, increases in our debt or decreases in our earnings could cause us to be in default of our covenants related to a pro forma consolidated leverage ratio test, a pro forma consolidated senior secured debt leverage ratio test, a consolidated interest ratio test and a consolidated fixed charge ratio test, as defined and included in our debt agreements. In addition, changes in economic or business conditions, results of operations or other factors could cause us to default under our debt agreements. If we are unable to comply with these covenants, there would be a default under our debt agreements. A default, if not waived by our lenders, could result in acceleration of our debt and possibly bankruptcy.

                         Risks Related to Our Business

We may face limitations on our ability to integrate acquired businesses.

     We expect to continue our strategy of identifying and acquiring businesses with complementary products and services which we believe will enhance our operations and profitability. We may pay for future acquisitions from internally generated funds, bank borrowings, public offerings, private sales of stock or bonds, or some combination of these methods. However, we cannot give any assurance that we will be able to continue to find suitable businesses to purchase or that we will be able to raise the money necessary to complete future acquisitions.

     In addition, we cannot guarantee that we will be able to successfully integrate any business we purchase into our existing business or that any acquired businesses will be profitable. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. Further, in connection with acquisitions, we may need to consolidate or restructure our newly acquired or existing facilities, which may require expenditures for severance obligations related to reductions in workforce and other charges resulting from the consolidations or restructurings, such as write-down of inventory and lease termination costs. If we are unable to complete the integration of new businesses in a timely manner, it could have a materially adverse effect on our results of operations and financial condition.

     For example, in 2002 we acquired Demag Mobile Cranes GmbH & Co. KG, a manufacturer of cranes, and Genie Holdings, Inc., a manufacturer of aerial work platform equipment. After comparing these acquired businesses with our existing businesses and considering how best to integrate their operations and products with our operations and products, we initiated a series of restructuring projects aimed at addressing product, channel and production overlap. These projects included eliminating certain product lines and closure of certain facilities. As a result of these restructuring projects, we recorded charges in the fourth quarter of 2002 of $22.8 million for restructuring actions related to the acquisition of Demag and $1.9 million for restructuring actions related to the acquisition of Genie. These charges included employee termination costs, costs associated with asset disposals and facility exit costs.

Our business is highly cyclical.

     The demand for our products depends upon the general economic conditions of the markets in which we compete. Downward economic cycles result in reductions in sales of our products, which may reduce our profits. We anticipate continuing weak economic conditions in many of our end markets in the near-term. We have taken a number of steps to reduce our fixed costs and diversify our operations to decrease the negative impact of these cycles. There can be no assurance, however, that these steps will prevent the negative impact of poor economic conditions.

We operate in a highly competitive industry.

     We compete in a highly competitive industry. To compete successfully, our products must excel in terms of quality, price, product line, ease of use, safety and comfort, and we must also provide excellent customer service. The greater financial resources of certain of our competitors may put us at a competitive disadvantage.

We rely on key management.

     We rely on the management and leadership skills of Ronald M. DeFeo, Chairman of the Board, President and Chief Executive Officer. Mr. DeFeo has an employment agreement with us which expires on December 31, 2004. The loss of his services could have a significant, negative impact on our business.

Some of our customers rely on financing with third parties to purchase our products.

     We rely on sales of our products to generate cash from operations. A significant portion of our sales are financed by third party finance companies on behalf of our customers. The availability of financing by third parties is affected by general economic conditions, the credit worthiness of our customers and the estimated residual value of our equipment. Deterioration in the credit quality of our customers or the estimated residual value of our equipment could negatively impact the ability of such customers to obtain the resources needed to make purchases of our equipment. In addition, as a result of the current economic climate, the availability of third party financing has become more limited for some of our customers, which has had a negative effect on such customers' ability to arrange third party financing.

Our newly acquired Genie subsidiary provides financing for some of our Aerial Work Platform customers.

     Our Terex Aerial Work Platforms segment, directly and through joint ventures, provides financing for some of its customers, primarily in Europe and the United States, to purchase its equipment. For the most part, this financing represents sales type leases and operating leases. It has been the Terex Aerial Work Platforms segment's policy to provide such financing to its customers in situations where it anticipates that it will be able to sell the financing obligations to a third party financial institution within a short period of time. However, until such financing obligations are sold to a third party or if the Terex Aerial Work Platforms segment is unable to sell such obligations to a third party, the Terex Aerial Work Platforms segment retains the risks resulting from such customer financing. The results of our Terex Aerial Work Platforms segment, and the Company, could be adversely affected in the event that such customers default on their contractual lease payments to the Company. The results of our Terex Aerial Work Platforms segment, and the Company, also could be adversely affected if the residual values of such leased equipment declines below its original estimated values and the Company is forced to subsequently sell such equipment at a loss.

We are subject to currency fluctuations and other risks from our international operations.

     Our products are sold in over 100 countries around the world. Thus, our revenues are generated in foreign currencies, including the Euro, British Pound Sterling and Australian Dollar, while costs incurred to generate those revenues are only partly incurred in the same currencies. Since our financial statements are denominated in U.S. Dollars, changes in currency exchange rates between the U.S. Dollar and other currencies have had, and will continue to have, an impact on our earnings. To date, this impact has not been material on our earnings. To reduce this currency exchange risk, we may buy protecting or offsetting positions (known as "hedges") in certain currencies to reduce the risk of an adverse currency exchange movement. We have not engaged in any speculative or profit motivated hedging activities. Although we partially hedge our revenues and costs, currency fluctuations will impact our financial performance in the future.

     Our international operations are also subject to a number of potential risks. Such risks include, among others, currency exchange controls, labor unrest, regional economic uncertainty, political instability, restrictions on the transfer of funds into or out of a country, export duties and quotas, domestic and foreign customs and tariffs, current and changing regulatory environments, difficulty in obtaining distribution support and potentially adverse tax consequences. These factors may have an adverse effect on our international operations in the future.

Compliance with environmental and other governmental regulations could be costly and require us to make significant expenditures.

     We generate hazardous and nonhazardous wastes in the normal course of our manufacturing operations. As a result, we are subject to a wide range of federal, state, local and foreign environmental laws and regulations. These laws and regulations govern actions that may have adverse environmental effects and also require compliance with certain practices when handling and disposing of hazardous and nonhazardous wastes. These laws and regulations also impose liability for the costs of, and damages resulting from, cleaning up sites, past spills, disposals and other releases of hazardous substances, should any of such events occur. No such incidents have occurred which required us to pay material amounts to comply with such laws and regulations.

     Compliance with these laws and regulations has, and will continue to require, us to make expenditures. We do not expect that these expenditures will have a material adverse effect on our business or profitability.

Restrictions on Dividends

     Our ability to pay dividends on our common stock is limited under the terms of our existing debt agreements. In addition, Delaware law generally restricts us from paying dividends in circumstances where the payment would make our liabilities exceed our assets or where the payment would make us unable to pay our debts as they become due.

     We do not plan on paying dividends on our common stock in the near term. Instead, we intend to retain any earnings to repay indebtedness and to fund the development and growth of our business. Any future payments of cash dividends will depend on our financial condition, capital requirements and earnings, as well as other factors that the Board of Directors may consider.

                                USE OF PROCEEDS

     All net proceeds from the sale of our shares of common stock being offered by this prospectus will go to the selling stockholders who are offering and selling their shares of common stock. Accordingly, we will not receive any of the proceeds from the sale of the shares of common stock being offered under this prospectus for the account of the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth the names of the selling stockholders, certain information regarding the beneficial ownership of shares of our common stock by the selling stockholders as of April 17, 2003 and the number of shares of common stock that the selling stockholders may offer pursuant to this prospectus. Because the selling stockholders are not obligated to sell their shares, and because they may also acquire publicly traded shares of our common stock, we cannot estimate how many shares the selling stockholders will beneficially own after this offering. We may update the disclosure in this section, to the extent we are required by law to do so.

     Since the date on which the selling stockholders provided this information, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in a transaction or series of transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Information concerning the selling stockholder may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required.

                                  Number of Shares of          Number of Shares
    Name of                       Common Stock Owned           of Common Stock
Selling Stockholder            Prior to the Offering(1)        Being Offered(1)
-------------------            ------------------------        ----------------
Robert Wilkerson                    1,273,807(2)                  1,273,807

S. Ward Bushnell                      824,827(3)                    824,827

F. Roger Brown                        308,269                       308,269

Wilkerson Limited Partnership(4)       92,573                        92,573

Bushnell Limited Partnership(5)        92,573                        92,573

All Selling Stockholders
  as a Group                        2,592,049                     2,592,049
________________

(1) This amount includes certain escrow shares which have been deposited in an escrow account to ensure that the representations, warranties and covenants made by the selling stockholders to us are not breached and in order to provide a source of indemnification to us. In the event any claims are made, the escrow shares will be sold by the escrow agent on behalf of the selling stockholders to satisfy such claims. Subject to the terms of an Escrow Agreement among us, the selling stockholders and Deutsche Bank Trust Company Americas, as escrow agent, the escrow shares will be released from escrow and issued to the selling stockholders in the following manner: (i) 50% of the escrow shares will be released from escrow on September 18, 2003, (ii) 50% of the remaining escrow shares will be released from escrow on March 18, 2004 and (iii) the remaining escrow shares will be released from escrow on September 18, 2004.

(2) Represents approximately 2.7% of the outstanding shares of common stock of Terex.

(3) Represents approximately 1.7% of the outstanding shares of common stock of Terex.

(4) The partners of the Wilkerson Limited Partnership are Robert Wilkerson and Peggy Wilkerson.

(5) The partners of the Bushnell Limited Partnership are S. Ward Bushnell and Julayne Bushnell.

     We entered into an Agreement and Plan of Merger, or Merger Agreement, with Magic Acquisition Corp. (a wholly owned subsidiary of ours), Genie, and the selling stockholders pursuant to which Magic Acquisition Corp. was merged with and into Genie. The selling stockholders were all of the stockholders of Genie. The transactions contemplated by this Merger Agreement were consummated on September 18, 2002.

     Subject to certain exceptions described in the Merger Agreement, the Merger Agreement provides that within thirty days after September 18, 2003, March 18, 2004 and September 18, 2004 (each, a "Qualifying Date"), we will issue additional shares of common stock to the selling stockholders in the event that the average price of our common stock for the ten day period ending on each Qualifying Date is not equal to or greater than $23.47. In addition, the Merger Agreement provides that, beginning on September 18, 2002 and every six months thereafter, we will issue shares of our common stock to the selling stockholders which will represent a percentage of any amounts that we receive on account of the collection of a particular outstanding receivable that is owed to Genie by an unrelated third party. These conditional payments are more fully described in the Merger Agreement. We are required under the registration rights agreement, dated as of September 18, 2002, by and among Terex and the selling stockholders, to use reasonable best efforts to keep the registration statement effective until the earlier of September 18, 2004 or the date on which the selling stockholders no longer own shares of common stock, subject to certain exceptions.

                           DESCRIPTION OF COMMON STOCK

     Our restated certificate of incorporation authorizes us to issue up to 150,000,000 shares of our common stock. As of December 31, 2002 we had 47,413,424 shares of our common stock outstanding.

     The following is a summary of the material terms of our common stock. Because it is only a summary, it does not contain all the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of our restated certificate of incorporation and amended and restated bylaws.

     Each outstanding share of our common stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election. Subject to preferences which may be applicable to any outstanding shares of preferred stock, holders of common stock have equal ratable rights to any dividends that may be declared by the board of directors out of legally available funds.

     Holders of our common stock have no conversion, redemption or preemptive rights to subscribe for any of our securities. All outstanding shares of our common stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of our affairs, holders of our common stock will be entitled to share ratably in our assets remaining after provision for payment of liabilities to creditors and preferences applicable to outstanding shares of preferred stock. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any outstanding shares of preferred stock.

     Our restated certificate of incorporation provides that directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director except to the extent otherwise required by Delaware law. Our amended and restated bylaws provide for indemnification of our officers and directors to the fullest extent permitted by Delaware law.

     Our amended and restated bylaws provide that our stockholders must provide prior notice for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders meeting. This provision could be considered an "anti-takeover" provision.

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

     The shares of common stock may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest, to the public. Such sales may be made on one or more exchanges or in the over the counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These selling stockholders could transfer, distribute, devise or gift shares by other means. Alternatively, the shares of common stock may be sold from time to time in one or more of the following transactions, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to this prospectus, as supplemented, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) face to face transactions between sellers and purchasers without a broker-dealer and (f) by writing options. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus, as supplemented. From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the shares related to these transactions. For example, these selling stockholders may (i) enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with such selling stockholder; (ii) sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions; (iii) write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares; (iv) enter into option transactions or other types of transactions that require such selling stockholders to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus or
(v) loan the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

     From time to time selling stockholders may pledge their shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time as described above.

     Any broker and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. We have advised the selling stockholders that the anti-manipulation rules under the Securities Exchange Act of 1934, as amended, including Regulation M may apply to sales of the shares of common stock by the selling stockholders.

     All expenses of registration of the common stock (other than commissions and discounts of underwriters, dealers or agents), estimated to be approximately $99,000, shall be borne by us. As and when we are required to update this prospectus, we may incur additional expenses in excess of this estimated amount.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the shares of common stock offered hereby have been passed upon for us by Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104.

                                    EXPERTS

     The consolidated financial statements of Terex Corporation as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 incorporated in this prospectus by reference to the Annual Report on Form 10-K of Terex Corporation for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Genie Holdings, Inc. and its subsidiaries as of December 31, 2001 and for the year then ended incorporated in this prospectus by reference to the Current Report on Form 8-K/A of Terex Corporation dated November 26, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ABOUT THIS PROSPECTUS

     This prospectus relates to the sale by the selling stockholders of up to 2,592,049 shares of our common stock. The selling stockholders may sell the common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common stock the selling stockholders may offer. To the extent required, each time the selling stockholders sell shares of our common stock, a prospectus supplement will be provided that will contain specific information about the terms of that offering. You should read this prospectus and any accompanying prospectus supplement together with the additional information contained under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference."

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. These securities are not being offered for sale in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

     Information contained in our web site does not constitute part of this prospectus.

                           FORWARD LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain and refer to forward-looking statements that involve risks and uncertainties. Generally, the words "may," "expects," "intends," "anticipates," "plans," "projects," "estimates" or similar words are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. We have based these forward-looking statements on our current expectations and projections about future events. These statements are not guarantees of future performance. It is possible that actual events and results will differ materially as future events are difficult to predict. In addition, many of the risks, uncertainties and assumptions about us are beyond our control. Some of these risks, uncertainties and assumptions are:

     o our business is highly cyclical and weak general economic conditions may affect the sales of our products and our financial results;

     o construction and mining activity are affected by interest rates and government spending;

     o our ability to successfully integrate new businesses may affect our future performance;

     o    changes in our key management personnel;

     o our businesses are in very competitive industries and may be affected by pricing, product and other actions taken by our competitors;

     o    changes in laws and regulations;

     o we manufacture and sell our products in many countries and we may be affected by changes in exchange rates between currencies, as well as international politics;

     o our ability to manufacture and deliver our products to customers on a timely basis;

     o dependence of some of our customers relying on third party financing to purchase our products;

     o the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis;

     o our ability to pay dividends may be limited by the terms of our existing debt agreements and state law;

     o we have a significant amount of debt and our debt agreements contain a number of restrictive covenants; and

     o    we are subject to various environmental laws and regulations.

     The forward-looking statements made or referred to in this prospectus and the documents incorporated by reference reflect our expectations and projections at the time the statement was made. We do not undertake any obligation to update publicly any forward-looking statement which may result from changes in events, conditions, circumstances or expectations on which we have based any forward-looking statement.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1 800 SEC 0330 for more information on the operation of the Public Reference Room. You can also find our SEC filings at the SEC's web site at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

     1.   Annual Report on Form 10-K for the year ended December 31, 2002;

     2. The Company's Notice of Annual Meeting of Stockholders and Proxy Statement dated April 7, 2003;

     3. Current Report on Form 8-K dated January 1, 2003 and filed with the SEC on January 8, 2003;

     4. Current Report on Form 8-K/A dated November 26, 2002 and filed with the SEC on November 26, 2002; and

     5. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated February 22, 1991, including any amendment or report filed with the Commission for the purpose of updating such description.

     This prospectus is part of a registration statement we have filed with the SEC relating to our common stock. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our common stock. The registration statement and exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                               Terex Corporation
                               500 Post Road East
                          Westport, Connecticut 06880
                                 (203) 222-7170
                                Attn: Secretary

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                                2,592,049 Shares





                                TEREX CORPORATION



                                  Common Stock



                                ________________

                                   PROSPECTUS
                                ________________






                                            , 2003

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table itemizes the expenses incurred by Terex Corporation ("Terex" or the "Company") in connection with the offering of the common stock being registered. All amounts shown are estimates except the Securities and Exchange Commission (the "Commission") registration fee.

                        Item                                             Amount
                        ----                                             ------

      Registration Fee - Securities and Exchange Commission..........  $   4,031
      Legal Fees and Expenses........................................     75,000
      Accounting Fees and Expenses...................................     15,000
      Miscellaneous..................................................      5,000

          TOTAL......................................................  $  99,031

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law ("DGCL") and Terex's amended and restated by-laws provide for the indemnification of Terex's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     Terex's amended and restated by-laws generally requires Terex to indemnify its officers and directors against all liabilities (including judgments, settlements, fines and penalties) and reasonable expenses incurred in connection with the investigation, defense, settlement or appeal of certain actions, whether instituted by a third party or a stockholder (either directly or indirectly) and including specifically, but without limitation, actions brought under the Securities Act, and/or the Securities Exchange Act of 1934, as amended (the "Exchange Act"); except that no such indemnification will be permitted if such director or officer was not successful in defending against any such action and it is determined that the director officer breached or failed to perform his or her duties to Terex, and such breach or failure constitutes (i) a willful breach of his or her "duty of loyalty", (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law, (iii) a violation of Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) a transaction where such individual derived an improper financial profit (unless it is deemed that such profit is immaterial in light of all of the circumstances) (collectively, "Breach of Duty"). Notwithstanding the foregoing, subject to certain exceptions, the restated by-laws provide that directors or officers initiating an action are not entitled to indemnification.

     The amended and restated by-laws of Terex also establish certain procedures by which (i) a director or officer may request an advance on his or her reasonable expenses, prior to the final disposition of an action, (ii) Terex may withhold an indemnification payment from a director or officer, (iii) a director or officer may be entitled to partial indemnification and (iv) a director or officer may challenge Terex's denial to furnish him or her with requested indemnification. Additionally, the restated by-laws provide that the adverse termination of an action against an officer or director, is not in and of itself sufficient to create a presumption that a director or officer engaged in conduct constituting a Breach of Duty.

     Finally, Terex's restated certificate of incorporation contains a provision which eliminates the personal liability of a director to Terex and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's "duty of loyalty" (as further defined therein) to Terex or its stockholders, (ii) for acts or omissions not in "good faith" (as further defined therein) or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating in general to the willful or negligent payment of an illegal dividend or the authorization of an unlawful stock repurchase or redemption, or
(iv) for any transaction from which the director derived an improper personal profit to the extent of such profit. This provision of the restated certificate of incorporation offers persons who serve on the Board of Directors of Terex protection against awards of monetary damages resulting from negligent (except as indicated above) and "grossly" negligent actions taken in the performance of their duty of care, including grossly negligent business decisions made in connection with takeover proposals for Terex. As a result of this provision, the ability of Terex or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Although the validity and scope of Section 145 of the DGCL has not been tested in court, the Securities and Exchange Commission (the "Commission") has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     Terex maintains a directors' and officers' insurance policy which insures the officers and directors of Terex from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of Terex.

Item 16.  Exhibits

     (a)  Exhibits:

     4.1 Registration Rights Agreement dated as of September 18, 2002, by and among Terex Corporation and the Stockholders named therein.*

     4.2 Agreement and Plan of Merger dated as of July 19, 2002, by and among Terex Corporation, Magic Acquisition Corp., Genie Holdings, Inc., and the Sellers named therein (incorporated by reference to Exhibit 1 to the Form 8-K filed by Terex Corporation on July 22, 2002).

     4.3 First Amendment to Agreement and Plan of Merger dated as of September 17, 2002, by and among Terex Corporation, Magic Acquisition Corp., Genie Holdings, Inc., and the Sellers named therein (incorporated by reference to Exhibit 1 to the Form 8-K filed by Terex Corporation on September 20, 2002).

     5.1 Opinion of Bryan Cave LLP as to the legality of securities being registered.*

     23.1 Consent of Bryan Cave LLP (included as part of Exhibit 5.1).

     23.2 Consent of PricewaterhouseCoopers LLP (relates to Terex Corporation financial statements).

     23.3 Consent of PricewaterhouseCoopers LLP (relates to Genie Holdings, Inc. financial statements).

     24.1 Power of attorney (included on signature page).*

     ____________________
     * Previously filed.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westport, State of Connecticut, on April 17, 2003.

                                TEREX CORPORATION

                                By: /s/ Eric I Cohen
                                    --------------------------
                                    Eric I Cohen
                                    Senior Vice President, Secretary
                                    and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Name                         Title                               Date
     ----                         -----                               ----

        *              Chairman, Chief Executive Officer        April 17, 2003
--------------------   and Director (Principal
   Ronald M. DeFeo     Executive Officer)

/s/ Phillip C. Widman  Chief Financial Officer (Principal       April 17, 2003
--------------------   Financial Officer)
  Phillip C. Widman

/s/ Mark T. Cohen      Controller (Principal Accounting         April 17, 2003
--------------------   Officer)
   Mark T. Cohen

        *              Director                                 April 17, 2003
--------------------
 G. Chris Andersen

        *              Director                                 April 17, 2003
--------------------
  William H. Fike

        *              Director                                 April 17, 2003
--------------------
  Donald P. Jacobs

        *              Director                                 April 17, 2003
--------------------
   Don DeFosset

        *              Director                                 April 17, 2003
--------------------
  David A. Sachs

                       Director
--------------------
 Helge H. Wehmeier

                       Director
--------------------
 J.C. Watts, Jr.

*By: /s/ Eric I Cohen                                           April 17, 2003
     ---------------------
         Eric I Cohen
      (Attorney-in-fact)

                                  EXHIBIT INDEX

Exhibit No.                     Description
-----------                     -----------

4.1 Registration Rights Agreement dated as of September 18, 2002, by and among Terex Corporation and the Stockholders named therein.*

4.2 Agreement and Plan of Merger dated as of July 19, 2002, by and among Terex Corporation, Magic Acquisition Corp., Genie Holdings, Inc., and the Sellers named therein (incorporated by reference to Exhibit 1 to the Form 8-K filed by Terex Corporation on July 22, 2002).

4.3 Agreement and Plan of Merger dated as of September 17, 2002, by and among Terex Corporation, Magic Acquisition Corp., Genie Holdings, Inc., and the Sellers named therein (incorporated by reference to Exhibit 1 to the Form 8-K filed by Terex Corporation on September 20, 2002).

5.1 Opinion of Bryan Cave LLP as to the legality of securities being registered.*

23.1 Consent of Bryan Cave LLP (included as part of Exhibit 5.1).

23.2 Consent of PricewaterhouseCoopers LLP (relates to Terex Corporation financial statements).

23.3 Consent of PricewaterhouseCoopers LLP (relates to Genie Holdings, Inc. financial statements).

24.1 Power of attorney (included on signature page).*

____________________
* Previously filed.